UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934

May 18, 2006

Date of Report (Date of earliest event reported)

KOPPERS HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-32737	20-1878963
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

436 Seventh Avenue

Pittsburgh, Pennsylvania 15219

(Address of principal executive offices)

(412) 227-2001

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The Board of Directors of the Company approved the following changes to the Directors compensation program, effective May 18, 2006. Each non-employee Director of the Company, for services as a Director of the Company and for services as a Director of Koppers Inc., will receive the following:

•	In calendar year 2006, Directors whose term begins after the effective date of the initial public offering of the Company’s stock will receive an equity award of 3,000 shares of unrestricted stock of the Company under the Company’s 2005 Long Term Incentive Plan, which awards will not be prorated for Directors serving less than 12 months. Prior to the change in the Director’s compensation program, such Directors would have received a lump sum payment of $65,000 for calendar year 2006.

•	In calendar year 2007 and each calendar year thereafter (unless further modified), all Directors will receive an equity award of 3,000 shares of unrestricted stock of the Company under the Company’s 2005 Long Term Incentive Plan, which awards will not be prorated for Directors serving less than 12 months. Prior to such change, all Directors would have received shares of unrestricted stock of the Company valued at $65,000 beginning in calendar year 2007 and continuing in each calendar year thereafter.

The remaining components of the Directors’ compensation program have not changed.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 18, 2006, the company’s board of directors approved an increase to the size of its board of directors to seven persons from five persons and appointed T. Michael Young as a director of the company.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 23, 2006

KOPPERS HOLDINGS INC.

By:	/s/ Brian H. McCurrie
Brian H. McCurrie
Vice President and Chief Financial Officer

3